Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 25, 2006, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-140040) and related prospectus of RBS Global, Inc. for the registration of $795,000,000 9 1/2% Senior Notes due 2014 and $300,000,000 11 3/4% Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

February 6, 2007